Exhibit 10.4
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AND
AMENDMENT TO AGREEMENTS
     This First Amendment to the Second Amended and Restated Employment Agreement and to the Amendment to Agreements (the “Amendment”), dated as of December 1, 2010, is made and entered into by and between Ronald E. Weinberg, an individual (the “Executive” and “Weinberg”), and Hawk Corporation, a Delaware corporation (“Hawk”).
RECITALS
     1. Hawk and the Executive are parties to the Amendment to Agreements, dated October 14, 2010 (the “Amendment to Agreements”) and the Second Amended and Restated Employment Agreement, dated March 31, 2009 (the “Employment Agreement” and together with the Amendment to Agreements, the “Agreements”) which provide that if the Executive is terminated that the Executive is entitled to certain benefits including severance in exchange for the Executive’s agreement to abide by certain restrictive covenants, including a covenant not to compete set forth in Section 8(a) of the Employment Agreement for a period of two years following the termination of the Executive’s employment with Hawk (the “Non-Compete Covenant”).
     2. On October 14, 2010, Carlisle Companies Incorporated (“Carlisle”), and Carlisle’s wholly owned subsidiary, HC Corporation, a Delaware corporation (the “Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hawk. Pursuant to the Merger Agreement, Carlisle and the Purchaser commenced a tender offer to purchase all of the issued and outstanding shares of the Company’s Class A common stock, including the associated Rights (as defined in the Merger Agreement), at a purchase price of $50.00 per share in cash to be followed by a merger of the Purchaser with and into Hawk (the “Merger”).
     3. In exchange for a certain payment to the Executive from Hawk, the Executive desires and has agreed to extend the term of his Non-Compete Covenant by an additional six (6) month period and subject such payments to Section 8 of the Employment Agreement.
     4. Hawk and the Executive desire to amend the Agreements in connection with the extension of the term of the Executive’s Non-Compete Covenant.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises, the covenants, conditions, representations, and agreements contained herein, the consummation by Carlisle of the transactions contemplated by the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive covenants and agrees with Hawk as follows:
          1. Non-Compete. In exchange for the payment described in paragraph 2 below, the Executive has agreed to extend the term of the Non-Compete Covenant by an additional six (6) month period and in accordance with Sections 8(a) and 11 of the Employment Agreement, to subject such payment to, and condition such payment upon, the Executive’s compliance with, the

Restrictive Covenants unless the Restrictive Covenants have expired under the terms of the Employment Agreement. Therefore, the Executive and Hawk agree that the term of the Non-Compete Covenant as set forth in Section 8(a) of the Employment Agreement shall be thirty (30) months (the “Extended Non-Compete Covenant”). For purposes of the “Restricted Period” definition, the Restricted Period shall be thirty (30) months for purposes of Section 8(a) of the Employment Agreement only, and the Restricted Period shall remain two (2) years for all other purposes of the Employment Agreement.
          2. Additional Consideration. In consideration of the Executive’s agreement in paragraph 1 above with respect to the Extended Non-Compete Covenant, Hawk and the Executive expressly agree and acknowledge that the certain previously-disclosed additional payment to the Executive totaling One Hundred Seven Thousand Dollars ($107,000) shall be in exchange for the Executive’s agreement to be subject to the Extended Non-Compete Covenant. This payment shall be within 5 days following the closing of the merger pursuant to the Merger Agreement.
          3. Accountants’ Report. The following shall be added as new Paragraph 9 of the Amendment to Agreements:
9. Hawk agrees to provide Weinberg with a copy of the report, including all schedules and backup to such report and all data utilized in the preparation of such report, prepared by Hawk’s accountants (Ernst & Young LLP) regarding the determination of any and all compensation and benefits, including severance, in connection with Weinberg’s termination from employment and taxes related thereto.
          4. Taxes. The Executive agrees that he alone shall be liable for, and shall release and hold Hawk and its affiliates harmless from, any and all taxes solely imposed on the Executive relating to the Payments (as defined below), including any income taxes, excise taxes, interest or penalties that may be imposed on the Executive. The term “Payments” means any payments or benefits received pursuant to the Agreements, as well as any other payments or benefits received in connection with a change in control or the Executive’s termination of employment (whether pursuant to the Agreements or any other plan, arrangement or agreement between the Executive and Hawk).
          5. Agreements. The Employment Agreement and the Amendment to Agreements, as amended by this Amendment, shall remain in full force and effect in accordance with their terms.
          6. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement or the Amendment to the Agreements, as the case may be.
          7. Counterparts. This Amendment may be executed and delivered (including, without limitation, by facsimile transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, the Executive has executed this Amendment, and Hawk has caused this Amendment to be duly executed on its behalf, as of the date first written above.

HAWK CORPORATION
By:	/s/ Marc C. Krantz
Its: Assistant Secretary

EXECUTIVE:
/s/ Ronald E. Weinberg
RONALD E. WEINBERG